Exhibit 4.1
FORM OF NOTE
     Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, since the registered owner hereof, Cede & Co., has an interest herein.
     This Security is a global Security within the meaning of the Indenture (as defined below) and is registered in the name of the Depositary or a nominee of the Depositary. This Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture. Unless and until this certificate is exchanged in whole or in part for Securities in definitive registered form in accordance with the provisions of the Indenture applicable to such exchange, this certificate may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

CBS CORPORATION
8.200% Senior Notes due 2014
Unconditionally guaranteed as to payment of
principal of and interest by
CBS OPERATIONS INC.
(a wholly owned subsidiary of CBS Corporation)
$[               ]
CUSIP: 124857AB9
          CBS Corporation, a Delaware corporation (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[               ] on May 15, 2014 at the office or agency of the Company referred to below, and to pay interest thereon on November 15, 2009 and semiannually in arrears thereafter, on May 15 and November 15 of each year (each, an “Interest Payment Date”), from May 13, 2009, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 8.200% per annum, until the principal hereof is paid or duly provided for.
          The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid, in immediately available funds, to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 1 or November 1, as the case may be, preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest, may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in said Indenture.
          Payment of the principal of and interest on this Security will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided however, that each installment of interest and principal on this Security may at the Company’s option be paid by check to the payee or in immediately available funds by transfer to an account maintained by the payee located in the United States.
          Any payment of principal or interest required to be made on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day and no interest shall accrue as a result of such delayed payment. For purposes of this Security, “Business Day” means any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions are generally authorized or obligated by law or executive order to close.
          General. This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), unlimited in aggregate principal amount, issued and to be issued in one or more series under an amended and restated indenture dated as of November 3, 2008 among the Company, CBS Operations Inc., as guarantor (the “Guarantor”) and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture) (the “Indenture”), to which Indenture and the respective resolutions of the Company’s board of directors or resolutions pursuant to the authority of the board of directors, an Officer’s Certificate and/or indentures supplemental thereto, as the case may be, reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of a series designated as 8.200% Senior Notes due 2014, initially limited in aggregate principal amount to $400,000,000. This Security is a global Security representing $[               ] of the Securities.
          Authorized Denominations. The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000.
          Book-Entry Security. This Security is a “book-entry” Security and is being registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Subject to the terms of the Indenture, this Security will be held by DTC or its nominee, and beneficial interests will be held by beneficial owners through the book-entry facilities of DTC or its nominee in minimum denominations of $2,000 and in integral multiples of $1,000. As long as this Security is registered in the name of DTC or its nominee, the Trustee will make payments of principal of and interest on this Security by wire transfer of immediately available funds to DTC or its nominee. Notwithstanding the above, upon the maturity of this Security, the principal, together with accrued interest thereon, will be paid in immediately available funds upon surrender of this Security at the Corporate Trust Office of the Trustee or such other offices or agencies appointed by the Trustee for that purpose or such other locations provided in the Indenture.
          Event of Default. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
          Interest Rate Adjustment. The interest rate payable on the Securities of this series will be subject to adjustment from time to time if either Moody’s or S&P or, in either case, any Substitute rating agency (as defined below) downgrades (or downgrades and subsequently upgrades) the debt rating assigned to the Securities of this series, in the manner described below.
               “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
               “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
               “Substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s board of directors or a committee designated by the Company’s board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

               If the rating from Moody’s (or any Substitute rating agency) of the Securities of this series is decreased to a rating set forth in the immediately following table, the interest rate on the Securities of this series will increase such that it will equal the interest rate payable on the Securities of this series on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage Points

Ba1	0.25
Ba2	0.50
Ba3	0.75
B1 or below	1.00

*	Including the equivalent rating of any Substitute rating agency.
               If the rating from S&P (or any Substitute rating agency) of the Securities of this series is decreased to a rating set forth in the immediately following table, the interest rate on the Securities of this series will increase such that it will equal the interest rate payable on the Securities of this series on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

S&P’s Rating*	Percentage Points

BB+	0.25
BB	0.50
BB-	0.75
B+ or below	1.00

*	Including the equivalent rating of any Substitute rating agency.
               If at any time the interest rate on the Securities of this series has been adjusted upward as a result of a decrease in a rating by either Moody’s or S&P (or, in either case, a Substitute rating agency), as the case may be, and subsequently such rating agency increases its rating of the Securities of this series to any of the threshold ratings set forth above, the interest rate on the Securities of this series will be decreased such that the interest rate for the Securities of this series will equal the interest rate payable on the Securities of this series on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase in rating. If the rating by Moody’s (or any Substitute rating agency) of the Securities of this series is or becomes Baa3 (or its equivalent, in the case of a Substitute rating agency) or higher, and the rating by S&P (or any Substitute rating agency thereof) is or becomes BBB- (or its equivalent, in the case of a Substitute rating agency) or higher, the interest rate on the Securities of this series will be decreased to the interest rate payable on the Securities of this series on the date of their issuance. In addition, the interest rates on the Securities of this series will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the Securities of this series become rated A3 and A- (or the equivalent of either such rating, in the case of a Substitute rating agency) or higher by Moody’s and S&P (or, in either case, a Substitute rating agency thereof), respectively (or one of these ratings if the Securities of this series are only rated by one rating agency).
               Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute rating agency), shall be made independent of (and in addition to) any and all other adjustments. In no event shall (a) the interest rate for the Securities of this series be reduced to below the interest rate payable on the Securities of this series on the date of their issuance or (b) the total increase in the interest rate on the Securities of this series exceed 2.00% above the interest rate payable on the Securities of this series on the date of their issuance.
               No adjustments in the interest rate of the Securities of this series shall be made solely as a result of a rating agency ceasing to provide a rating of the Securities of this series. If at any time Moody’s or S&P ceases to provide a rating of the Securities of this series, the Company will use its commercially reasonable efforts to obtain a rating of the Securities of this series from a Substitute rating agency, to the extent one exists, and if a Substitute rating agency exists, for purposes of determining any increase or decrease in the interest rate on the Securities of this series pursuant to the tables above (a) such Substitute rating agency will be substituted for the last rating agency to provide a rating of the Securities of this series but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Securities of this series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Securities of this series on the date of their issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as only one of Moody’s or S&P provides a rating of the Securities of this series and no Substitute rating agency is offered to replace the other rating agency, any subsequent increase or decrease in the interest rate of the Securities of this series necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a Substitute rating agency provides a rating of the Securities of this series, the interest rate on the Securities of this series will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Securities of this series on the date of their issuance.
               Any interest rate increase or decrease described above will take effect on the next Business Day after the rating change has occurred.
               If the interest rate payable on the Securities of this series is increased as described in this “Interest Rate Adjustment” Section, the term “interest,” as used with respect to the Securities of this series, will be deemed to include any such additional interest unless the context otherwise requires.
          Redemption and Maturity. The Securities of this series are not subject to any sinking fund and are subject to redemption prior to maturity as set forth below.
               Optional Redemption. Prior to maturity, the Securities of this series may be redeemed, at the option of the Company, in whole or in part, at any time and from time to time, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount redeemed, the Make-Whole Amount (as defined below) and any accrued and unpaid interest to the date of redemption. Holders of record on a record date that is on or prior to a redemption date will be entitled to receive interest due on the interest payment date. In the event of a deposit or withdrawal of an interest in this Security, including an exchange, transfer, redemption or conversion of this Security in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the rules and procedures of the Depositary.
               “Make-Whole Amount” means, the excess, if any, of (a) the aggregate present value as of the date of the redemption of the principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if redemption had not been made, determined by discounting, on a semiannual basis, the remaining principal and interest at the Reinvestment Rate described below (determined on the third business day preceding the date notice of redemption is given) from the dates on which the principal and interest would have been payable if the redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the Securities of this series.
               “Reinvestment Rate” means 0.75% for the Securities of this series plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Federal Reserve Statistical Release H.15 under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to the maturity would be so calculated and the Reinvestment Rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest month. The most recent Federal Reserve Statistical Release H.15 published prior to the date of determination of the Make-Whole Amount will be used for purposes of calculating the Reinvestment Rate.
               The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by the Company. If the Company fails to make the appointment at least 45 business days prior to the date of redemption, or if the institution is unwilling or unable to make the calculation, the calculation will be made by an independent investment banking institution of national standing appointed by the Trustee.
               If the Reinvestment Rate is not available as described above, the Reinvestment Rate will be calculated by interpolation or extrapolation of comparable rates selected by the independent investment banking institution.
               In the case of any partial redemption, selection of the Securities of this series for redemption will be made by the Trustee in compliance with the requirements of the principal U.S. national securities exchange, if any, on which the Securities of this series are listed or, if they are not listed on a U.S. national securities exchange, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.
          Offers to Repurchase. Upon the occurrence of a Change of Control Repurchase Event (as defined below) in respect of the Securities of this series, unless the Company has exercised its right to redeem the Securities of this series as described in the “Optional Redemption” Section, each Holder will have the right to require that the Company repurchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Securities of this series pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase.
               (a) Within 30 days following any Change of Control Repurchase Event, or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of such Change of Control, the Company shall send, or cause the Trustee to send, by first class mail, a notice to each Holder, with a copy to the Trustee stating:

                    (i) that a Change of Control Change Repurchase Event has occurred or may occur and that such Holder has the right to require the Company to repurchase such Holder’s Securities of this series at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase;
                    (ii) the repurchase date (which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as required by law) (the “Change of Control Repurchase Event Payment Date”);
                    (iii) the procedures determined by the Company that a Holder must follow in order to have its Securities of this series purchased;
                    (iv) the purchase price (including the amount of accrued and unpaid interest, if any) for each Security and the date on which the Change of Control Offer expires;
                    (v) that, unless the Company shall default in the payment of the purchase price, any Security accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Repurchase Event Payment Date; and
                    (vi) a description of the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event.
               If such notice is mailed prior to the date of consummation of the Change of Control, the notice shall also state that the Change of Control Offer is conditioned on the Change of Control Repurchase Event occurring on or prior to the Change of Control Repurchase Event Payment Date.
               (b) On the Change of Control Repurchase Event Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Securities of this series or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer, (ii) deposit with the paying agent money, in immediately available funds, sufficient to pay the aggregate purchase price of all Securities of this series or portions thereof properly tendered and accepted and (iii) deliver, or cause to be delivered, to the Trustee the Securities so accepted together with an officers’ certificate setting forth the aggregate principal amount of the Securities of this series or portions thereof tendered to and accepted for payment by the Company.
               The paying agent shall promptly mail or deliver to each Holder of Securities of this series so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or cause to be transferred by book-entry to each such Holder a new Security of like tenor equal in principal amount to any unpurchased portion of the Security surrendered. Any Securities of this series not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. Upon the payment of the purchase price for the Securities of this series accepted for repurchase, the Trustee shall cancel the Securities of this series repurchased by the Company. Any monies remaining after the repurchase of all Securities of this series validly tendered pursuant to a Change of Control Offer shall be returned within three (3) Business Days by the paying agent to the Company.
               (c) The Company is not required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Security applicable to a Change of Control Offer made by the Company and purchases all Securities of this series properly tendered and not withdrawn under such Change of Control Offer.

               (d) The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Securities of this series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the terms of the Change of Control Repurchase Event provisions of the Securities of this series the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities of this series by virtue thereof.
               (e) Definitions.
               An “Affiliate” of the Company means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company, or directly or indirectly controlled by a Redstone Family Member.
               “Below Investment Grade Rating Event”, with respect to the Securities of this series, means that such Securities become rated below Investment Grade by all of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
               “Change of Control” means the occurrence of any of the following:
                    (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Company or one of its Affiliates;
                    (ii) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors;
                    (iii) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Company, one of the Company’s subsidiaries or Redstone Family Members, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock, and following such transaction or transactions, Redstone Family Members beneficially own less than 50% of the Company’s Voting Stock, in each case, measured by voting power rather than number of shares; or
                    (iv) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the

Exchange Act (or any successor provision) with respect to each class of the Company’s common stock, following which Redstone Family Members beneficially own, directly or indirectly, more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares.
               “Change of Control Repurchase Event” in respect of the Securities of this series means the occurrence of both a Change of Control and a Below Investment Grade Rating Event in respect of the Securities of this series.
               “Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who:
                    (i) was a member of such board of directors on the first date that any of the Securities of this series were issued; or
                    (ii) was nominated for election or elected to the Company’s board of directors (1) with the approval of Redstone Family Members representing not less than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares, or (2) with the approval of a majority of the Continuing Directors who were members of the Company’s board at the time of such nomination or election.
               “Fitch” means Fitch Ratings, Ltd. and its successors.
               “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Securities of this series, for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).
               “Rating Agency” means:
                    (i) each of Moody’s, S&P and Fitch; and
                    (ii) if any of Moody’s, S&P or Fitch ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.
               “Redstone Family Members” includes only the following persons: (i) Mr. Sumner Redstone, (ii) the estate of Mr. Redstone; (iii) each descendant of Mr. Redstone or spouse or former spouse of Mr. Redstone and their respective estates, guardians, conservators or committees; (iv) any spouse or former spouse of Mr. Redstone; (v) each Family Controlled Entity (as defined below); and (vi) the trustees, in their respective capacities as such, of each Family Controlled Trust (as defined below). The term “Family Controlled Entity” means (i) any not for-profit corporation if more than 50% of its board of directors is composed of Redstone Family Members; (ii) any other corporation if more than 50% of the value of its outstanding equity is owned by Redstone Family Members; (iii) any partnership if more than 50% of the value of its partnership interests are owned by Redstone Family Members; and (iv) any limited liability or similar company if more than 50% of the value of the company is owned by Redstone Family Members. The term “Family Controlled Trust” includes certain trusts existing on May 13, 2009 and any other trusts the primary beneficiaries of which are Redstone Family Members, spouses of Redstone Family Members and/or charitable organizations, provided that if the trust is a wholly charitable trust, more than 50% of the trustees of such trust consist of Redstone Family Members.
               “Voting Stock” means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
          Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related Defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.
          Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series. Such amendment may be effected under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby. The Indenture also contains provisions permitting the Holders of not less than specified percentages in aggregate principal amount of the Outstanding Securities of each series, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holders of this Security and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.
          As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or interest on this Security on or after the respective due dates expressed herein.
          No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.
          Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security will be registered on the Security Register of the Company upon surrender of this Security for registration of transfer at the office or agency of the Company maintained for such purpose in New York, New York or at such other office or agency as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
          As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of a different authorized denomination, as requested by the Holder surrendering the same.
          No service charge shall be made for any registration of transfer or exchange of Securities of this series, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          Prior to the time of due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Guarantor, the Trustee or any agent of the Company, the Guarantor or the Trustee shall be affected by notice to the contrary.
          This Security is a global Security. If at any time, a Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, then the Company will execute and the Trustee will authenticate and deliver Securities of this series in definitive registered form, in authorized denominations, and in an aggregate principal amount equal to the principal amount of this Security in exchange for this Security. Such Securities in definitive registered form shall be registered in such names and issued in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Securities of this series to the Persons in whose names such Securities are so registered.
          Defined Terms. All terms used in this Security that are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.
          Governing Law. This Security shall be governed by, and construed in accordance with, the laws of the State of New York.
          Unless the certificate of authentication hereon has been duly executed by or on behalf of The Bank of New York, as Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: [ ]	CBS CORPORATION, as Issuer
By:

Attest:

Authorized Signature

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of a series referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee
By:
Authorized Signatory

Dated: [               ]